Exhibit 99.1

Todos Medical Announces Strategic Investment by Yozma Group Korea

NEW YORK, NY, REHOVAT, ISRAEL, SOUTH KOREA, Jan. 25, 2021 (GLOBE NEWSWIRE) —Todos Medical (OTCQB: TOMDF), an in vitro diagnostics company focused on distributing comprehensive solutions for COVID-19 screening and diagnosis and developing blood tests for early detection of cancer and Alzheimer’s disease, today announced a $3.4 million strategic investment (the “Investment”) from tech-focused venture capital firm Yozma Group Korea (“Yozma”).

“Yozma Group Korea is pleased to make this Investment into Todos Medical,” said Investment team of Yozma Group Korea. “The rapid growth Todos has been able to generate by bringing together and deploying comprehensive solutions for COVID-19 testing speaks volumes about the management team’s ability to execute a commercial strategy in a difficult environment. We see a significant opportunity to fuel Todos’ growth with this capital infusion as complementary products are added to their expanding sales pipeline. Moreover, we see tremendous opportunity to help drive cross-border collaboration for Todos in South Korea.”

Under the terms of the agreement, Yozma has been issued a one-year $3.4M convertible promissory note that is convertible into common shares at a fixed price of $0.0599 per share. Todos intends to use the proceeds from the Investment primarily to retire outstanding convertible notes, complete the acquisition of Provista Diagnostics for its Videssa breast cancer test and its COVID-19 PCR testing capabilities, and general working capital.

“Yozma is one of the leading cross-border investment firms in South Korea, and their investment is a significant milestone for Todos,” said Gerald Commissiong, President & CEO of Todos Medical. “This capital infusion is extremely well timed, insofar as Todos will be able to aggressively pursue sales growth expansion and begin to move the rest of the Company’s portfolio forward. We believe the COVID-19 pandemic has reignited tremendous interest in the diagnostic testing space as we realize that monitoring for health is paramount for early diagnosis which leads to early intervention, as well as improved treatment outcomes.”

For information related to Todos Medical’s COVID-19 testing capabilities, please visit www.todoscovid19.com

For testing and PPE inquiries, please email sales@todosmedical.com.

About Todos Medical Ltd.

Headquartered in Rehovot, Israel, Todos Medical Ltd. (OTCQB: TOMDF) engineers life-saving diagnostic solutions for the early detection of a variety of cancers. The Company’s state-of-the-art and patented Todos Biochemical Infrared Analyses (TBIA) is a proprietary cancer-screening technology using peripheral blood analysis that deploys deep examination into cancer’s influence on the immune system, looking for biochemical changes in blood mononuclear cells and plasma. Todos’ two internally-developed cancer-screening tests, TMB-1 and TMB-2, have received a CE mark in Europe. Todos recently entered into an exclusive option agreement to acquire U.S.-based medical diagnostics company Provista Diagnostics, Inc. to gain rights to its Alpharetta, Georgia-based CLIA/CAP certified lab and Provista’s proprietary commercial-stage Videssa® breast cancer blood test. The transaction is expected to close in the third quarter of 2020.

Todos is also developing blood tests for the early detection of neurodegenerative disorders, such as Alzheimer’s disease. The Lymphocyte Proliferation Test (LymPro Test™) is a diagnostic blood test that determines the ability of peripheral blood lymphocytes (PBLs) and monocytes to withstand an exogenous mitogenic stimulation that induces them to enter the cell cycle. It is believed that certain diseases, most notably Alzheimer’s disease, are the result of compromised cellular machinery that leads to aberrant cell cycle re-entry by neurons, which then leads to apoptosis. LymPro is unique in the use of peripheral blood lymphocytes as a surrogate for neuronal cell function, suggesting a common relationship between PBLs and neurons in the brain.

Additionally, Todos has entered into distribution agreements with companies to distribute certain novel coronavirus (COVID-19) test kits. The agreements cover multiple international suppliers of PCR testing kits and related materials and supplies, as well as antibody testing kits from multiple manufacturers after completing validation of said testing kits and supplies in its partner CLIA/CAP certified laboratory in the United States. Todos has formed strategic partnerships with Integrated Health LLC, MOTOPARA Foundation to deploy mobile COVID-19 testing in the United States.

For more information, please visit https://www.todosmedical.com/.

Forward-looking Statements

Certain statements contained in this press release may constitute forward-looking statements. For example, forward-looking statements are used when discussing our expected clinical development programs and clinical trials. These forward-looking statements are based only on current expectations of management, and are subject to significant risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval or patent protection for product candidates; competition from other biotechnology companies; and our ability to obtain additional funding required to conduct our research, development and commercialization activities. In addition, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; delays or obstacles in launching our clinical trials; changes in legislation; inability to timely develop and introduce new technologies, products and applications; lack of validation of our technology as we progress further and lack of acceptance of our methods by the scientific community; inability to retain or attract key employees whose knowledge is essential to the development of our products; unforeseen scientific difficulties that may develop with our process; greater cost of final product than anticipated; loss of market share and pressure on pricing resulting from competition; and laboratory results that do not translate to equally good results in real settings, all of which could cause the actual results or performance to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Todos Medical does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Todos Medical, please refer to its reports filed from time to time with the U.S. Securities and Exchange Commission.

Todos Investor Contact:

Richard Galterio

Ascendant Partners LLC

Managing Partner

732-642-7770

rich@ascendantpartnersllc.com

Todos Corporate Contact:

Priyanka Misra

Todos Medical

(917) 983-4229 ext. 103

priyanka@todosmedical.com

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